Exhibit 3.2

ORGANIZATIONAL REGULATIONS

dated September 12, 2012

Pentair Ltd.

a Swiss corporation with its registered office in Schaffhausen, Switzerland

Table of Contents

A	Scope and Basis	2

B	Executive (Corporate) Bodies of the Corporation	2

C	The Board	2

D	Officers	6

E	Board Committees	9

F	General Provisions	10

G	Final Provisions	10

A	Scope and Basis

These organizational regulations (the “Organizational Regulations”) are enacted by the Board of Pentair Ltd. (the “Corporation”) pursuant to art. 716b of the Swiss Code of Obligations (“CO”) and article 22 of the Corporation’s articles of association (the “Articles”). The corporate governance, internal organization and the duties, powers and responsibilities of the executive bodies of the Corporation are governed by a) the Articles, b) the Organizational Regulations, c) the charters of the Committees, and d) other regulations or charters as may be adopted by the Board of the Corporation from time to time.

B	Executive (Corporate) Bodies of the Corporation

The executive bodies of the Corporation are:

a)	The board of directors of the Corporation (“Board”), consisting of its members (each a “Director”);

b)	The chairman of the Board (“Chairman”);

c)	The committees of the Board (each a “Committee”);

d)	The Chief Executive Officer of the Corporation (“CEO”); and

e)	the other officers of the Corporation (the CEO and each other officer an “Officer” and together the “Executive Management”).

C	The Board

Section 1 - Constitution: The Board shall constitute itself. At the first meeting of the Board held after each Annual Meeting, the Board shall elect the Chairman from amongst its members. The Chairman or any Director may also be appointed as the CEO (provided that the CEO is not required to be a Director). The Board shall further appoint a secretary to the Board who does not need to be a Director.

Section 2 - Powers and Duties in General: The Board is entrusted with the ultimate management of the Corporation, the overall supervision of the business and the subsidiaries of the Corporation and the supervision and control of management. The Board shall exercise its functions as required by law, the Articles and the Organizational Regulations. The Board shall be authorized to pass resolutions on all matters that are not reserved to the General Meeting of Shareholders or to other executive bodies by applicable law, the Articles or the Organizational Regulations.

Section 3 - Powers and Duties (non-transferable): The Board has the following non-transferable duties and competencies with respect to the Corporation as set out in the Articles:

a)	to ultimately manage and direct the Corporation and to establish such regulations and procedures to properly organize its business;

b)	to determine its overall organization and strategy;

c)	to organize its finances, in particular to determine the applicable accounting principles, the structuring of the accounting system, the financial controls and the internal audit function, as well as organize its financial planning;

d)	to appoint and remove the persons entrusted with the management and representation of the Corporation;

e)	to grant signatory power in the name and on behalf of the Corporation;

f)	to verify the professional qualifications of the specially qualified independent auditor of the Corporation;

g)	to ultimately supervise the persons entrusted with the management of the Corporation, in particular with respect to their compliance with the law, the Articles of Association, the Organizational Regulations and other regulations and directives;

h)	to prepare the Corporation’s business report (including the financial statements) as well as to prepare the agenda for the General Meeting of Shareholders, and to implement shareholder resolutions;

i)	to pass resolutions regarding increases in share capital, as far as they are within the competence of the Board, as well as the adoption of capital increases and the amendments to the Articles of Association entailed therewith;

j)	to propose reorganization measures to the General Meeting of Shareholders if half of the share capital and the legal reserves is no longer covered by the Corporation’s net assets;

k)	to notify the judge in the case of over-indebtedness of the Corporation; and

l)	to approve any agreements to which the Corporation is a party relating to mergers, demergers, transformations and/or transfer of assets, to the extent required pursuant to the Swiss Merger Act.

Section 4 – Special Powers and Duties with Respect to Committees: The Board has the following further powers and responsibilities:

m)	to determine, upon the recommendation of the Governance Committee, the compensation of Directors and the Chairman;

n)	to determine, upon the recommendation of the Compensation Committee, the compensation framework for Executive Management;

o)	to consider the reports and recommendations submitted to it by Committees and resolve on the proposals of the Committees;

p)	to propose, upon recommendation by the Governance Committee, to the General Meeting of Shareholders candidates for election or re-election to the Board;

q)	to annually review the performance of the Board, the Committees and the Directors; and

r)	to empower the Audit Committee to provide regular oversight of accounting and financial reporting processes and audits of financial statements.

Section 5 - Delegation of Management: The Board delegates the management of the Corporation to the CEO and the other members of the Executive Management, except for a) the non-transferable duties set forth in Section 3 and Section 4 above and b) the duties and competencies retained by the Board according to its rules on delegation of authority.

Section 6 - Calendar and Agenda: A calendar of regularly scheduled Board meetings as established by the Board and all regularly scheduled Committee meetings shall be prepared annually by the Chairman in consultation with the Committee chairs, and all interested Directors. The Chairman is responsible for setting meeting agendas for Board meetings with input from the Directors.

Section 7 - Calling of Meetings: The Board shall meet whenever required by business. One of these meetings will be scheduled in conjunction with the Corporation’s annual General Meeting of Shareholders. Meetings shall be convened by the Secretary or the Chairman or, in their absence, by any Director. Any Director may request that the Chairman convene a meeting as soon as practicable, subject to providing a reason for so requesting a meeting.

Section 8 - Notice of Meetings: Notice of any meeting stating the place, date and hour of the meeting shall be given to each Director either by mail, telephone, facsimile, e-mail or any other electronic means on not less than 48 hours notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate and which is reasonable in the circumstances. Items on the agenda shall be set forth in such notice. Any Director may waive any notice required to be given by law or the Organizational Regulations, and the attendance of a Director at a meeting shall be deemed to be a waiver by such Director of notice of such meeting. These formal requirements do not have to be observed if a meeting is only convened in order to record completion of increases in share capital that have been approved by shareholders and related amendments to the Articles.

Section 9 - Chairing of Board Meetings: The Chairman shall preside at all meetings of the Board, except that in the Chairman’s absence (a) if the CEO is a Director and a different person than the Chairman, the CEO shall preside or (b) if the CEO is not a Director, a Director designated by the Directors shall preside. The Chairman shall have such additional duties as the Board may assign.

Section 10 - Proposals: At Board meetings, each Director shall be entitled to submit proposals regarding the items on the agenda. Directors may also submit proposals regarding items on the agenda in writing in advance of the meeting.

Section 11 - Quorum: A quorum of the Board shall be constituted when a majority of the Directors are present in person or participate by means of a telephone or video conference or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, provided that at any meeting duly called, whether or not a quorum is present, a majority of the Directors present may adjourn such meeting from time to time and place to place without notice other than by announcement by the Chairman. A quorum of the Board shall not be required at meetings convened only to record the completion of increases in share capital that have been approved by shareholders and related amendments to the Articles.

Section 12 - Majority Vote: The Board shall pass its resolutions with the absolute majority of the Directors present. Directors may not be represented by alternates or other directors in a meeting of the Board.

Section 13 - Circular Resolutions: Board resolutions may also be passed by means of written resolutions (circular resolutions), in writing, by facsimile or by a signed copy sent by e-mail, provided that no Director requests, either by phone, facsimile or similar means, deliberation in a meeting, within 5 (five) calendar days after becoming aware of, but before signing, the proposed resolution. Board resolutions by means of written resolutions require the vote or communication of abstention of all of the Directors. Such resolutions may be contained in one document or in several documents in like form, each signed by one or more Directors.

Section 14 - Non-Physical Meetings: Board meetings may be held and resolutions may be passed by means of a telephone or video conference or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.

Section 15 - Minutes: All resolutions shall be recorded. The minutes shall be kept by the Secretary or, in his or her absence, any other person designated by the Chairman.

The minutes shall be signed by the Chairman and the person keeping the minutes, and must be approved by the Board.

Section 16 - Reporting: At every regular meeting, members of Executive Management shall report to the Board on business developments with respect to the Corporation. If necessary or appropriate, members of the Executive Management may be invited to attend Board meetings.

Section 17 - Right to Request Information and Access: Each Director is entitled to request from the Chairman access to corporate books and records for a purpose reasonably related to his or her position as a Director. If the Chairman rejects the Director’s request , then the Board shall decide on such request.

Section 18 - Compensation: Each Director shall be entitled to receive as compensation for such Director’s services as a Director or Committee member or for attendance at meetings of the Board or Committees, or both, such amounts (if any) as shall be fixed from time to time by the Board or a Committee. Each Director shall be entitled to reimbursement for reasonable traveling expenses incurred by such Director in attending any such meeting.

The Board or a Committee may from time to time determine that, all or part of any fees or other compensation payable to any Director shall be provided in the form of shares or other securities of the Corporation or any subsidiary of the Corporation, or options or rights to acquire such shares or other securities (including, without limitation, deferred stock units), on such terms as the Board or a Committee may determine.

Section 19 – Election of Directors: In accordance with the Articles, the General Meeting of Shareholders shall decide elections of members of the Board upon an absolute majority of the votes cast at the General Meeting of Shareholders. At any election in which the Chairman determines that the number of persons properly nominated to serve as members of the Board of Directors exceeds the number of members to be elected, members are elected by the affirmative vote of a plurality of the votes cast (in person or by proxy) at the General Meeting of Shareholders. A “plurality” means that the individual who receives the largest number of votes cast for a board seat is selected to that board seat.

D	Officers

Section 1 - Number of Officers: The officers of the Corporation shall consist of a CEO, a President, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, a Secretary, and such other officers and assistant officers and agents as may be elected or appointed by the Board from time to time. Any number of offices may be held by the same person.

Section 2 - Election and Term of Office: At the first meeting of the Board held after each annual General Meeting of Shareholders, the Board shall elect or appoint, from within or without their number, the CEO, President and Chief Financial Officer and such other officers as may be deemed advisable, each of whom shall have the powers, rights, duties and responsibilities provided for in these Organizational Regulation or resolutions of the Board not inconsistent therewith. In the absence of an election or appointment of a CEO or Chief Financial Officer by the Board, the person or persons exercising the principal functions of those offices are respectively deemed to have been elected to those offices. Each Officer shall hold office until his or her successor shall have been duly elected or appointed or until his or her prior death, resignation or removal.

Section 3 - Removal and vacancies: Any Officer may be removed from his or her office by the Board at any time, with or without cause. Such removal, however, shall be without prejudice to the contract rights of the Officer so removed. If there be a vacancy among the Officers of the Corporation by reason of death, resignation or otherwise, such vacancy shall be filled for the unexpired term by the Board.

Section 4 - CEO: One of the Officers shall be appointed CEO of the Corporation by the Board. The CEO shall have such powers and perform such duties as may be conferred upon him or her by the Board. The CEO shall:

a)	Be responsible for the general active management of the business of the Corporation;

b)	See that all orders and resolutions of the Board are carried into effect;

c)	Perform such duties as may be prescribed, from time to time, by the Board; and

d)	Render to the Board, whenever requested, an account of all material transactions by the CEO.

Section 5 - President: The President shall be appointed by the Directors and shall have such powers and perform such duties as the Board may assign. The President shall:

a)	Perform such duties as may be prescribed, from time to time, by the Board or by the CEO; and

b)	Render to the CEO or the Board, whenever requested, an account of all transactions by the President.

Section 6 - Vice Presidents: Each Vice President shall perform such duties as may be prescribed, from time to time, by the Board or the CEO.

Section 7 - Chief Financial Officer: The Chief Financial Officer shall:

a)	Keep accurate financial records for the Corporation;

b)	Deposit all money, drafts, and checks in the name of and to the credit of the Corporation in the banks and depositories designated by the Board;

c)	Endorse for deposit all notes, checks, and drafts received by the Corporation as ordered by the Board, making proper vouchers therefor;

d)	Disburse corporate funds and issue checks and drafts in the name of the Corporation, as ordered by the Board;

e)	Perform such duties as may be prescribed, from time to time, by the Board or by the CEO; and

f)	Render to the CEO or the Board, whenever requested, an account of all transactions by the Chief Financial Officer and of the financial condition of the Corporation.

Section 8 - Treasurer: The Treasurer shall have the power and authority to make and endorse notes, drafts and checks and other obligations necessary for the transaction of the business of the Corporation except as otherwise provided in these Organizational Regulations. The Treasurer shall perform such duties as may be prescribed, from time to time, by the Board, the CEO or the Chief Financial Officer.

Section 9 - Secretary: It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the shareholders and Board of the Corporation, and of its Committees, and to authenticate records of the Corporation. The Secretary shall give notice of meetings of the Board and shall perform like duties for the Committees when so required.

Section 10 - Other Officers: The powers and duties of all other Officers are at all times subject to the control of the Directors, and any other Officer may be removed at any time at the pleasure of the Board.

Section 11 - Change in Power and Duties of Officers: Anything in these Organizational Regulations to the contrary notwithstanding, the Board may, from time to time, increase or reduce the powers and duties of the respective Officers of the Corporation whether or not the same are set forth in these Organizational Regulations and may permanently or temporarily delegate the duties of any Officer to any other Officer, agent or employee and may generally control the action of the Officers and require performance of all duties imposed upon them.

Section 12 - Delegation of Authority: All contracts, deeds, mortgages, bonds, notes, checks, conveyances and other instruments shall be executed in the name and on behalf of the Corporation by the Chairman of the Board, the CEO, the President, the Chief

Financial Officer, any Vice President, the Treasurer, the Secretary or by such other persons, in each case as may be designated or authorized, from time to time, by the Board or sub-delegated by the CEO (without releasing the CEO from his or her responsibility) having regard to the limitations provided by law, the Articles, the Organizational Regulations and other regulations or charters as may be adopted by the Board of the Corporation from time to time.

Section 13 - Compensation: The Officers of this Corporation shall receive such compensation for their services as may be determined, from time to time, by a resolution of the Board or a Committee.

E	Board Committees

Section 1 - General: The Board may, by resolution passed by a majority of the whole Board, designate one or more Committees, each Committee to consist of one or more of the Directors, as designated by the Board with respect to the preparation and implementation of its decisions or the supervision of the business. At all meetings of any Committee, a majority of its members (or one member, if the Committee is comprised of only one or two members) shall constitute a quorum for the transaction of business, and the act of a majority of the members present shall be the act of any such Committee, unless otherwise specifically provided by law, the Articles or the Organizational Regulations. The Board shall have the power at any time to change the number and members of any such Committee, to fill vacancies and to discharge any such Committee subject to requirements imposed by law and stock exchange listing rules.

Section 2 - Governing Procedural Rules: With respect to procedural matters, the relevant sections under chapter C above shall apply also to meetings of Committees, unless different provisions shall be prescribed by the Board. Each Committee shall serve at the pleasure of the Board. Each Committee shall keep minutes of its meetings and report the same to the Board when required and shall observe such procedures as are prescribed by the Board.

Section 3 - Standing Committees: The standing Committees of the Board shall be the Audit and Finance Committee, the Compensation Committee, the Governance Committee and any other Committees designated by the Board. The responsibilities and qualifications of the Audit and Finance Committee, the Compensation Committee and the Governance Committee are set forth in the charter of each such Committee.

Section 4 - Executive Committee: The Board may designate an Executive Committee of three or more directors, one of whom shall be the CEO if a Director and at least one of whom shall be independent of management. In the event of an emergency, if one or more of the members is absent, any of the remaining independent directors shall be an alternative member for each member so absent, chosen by the length of service on the Board. The Board shall designate one member of the Executive Committee as chairman.

The Executive Committee shall exercise all other powers of the Board between the meetings of the Board other than those set forth in Section 3 above; provided that the Executive Committee shall not have authority to alter or amend these Organizational Regulations. The Board shall have the power at any time to change the membership of or to dissolve the Executive Committee. The Executive Committee shall take no action except by unanimous approval of all its members. The Executive Committee shall meet at the request of the chairman or any member with proper notice. In an emergency, any member of the Board or any Officer may call a meeting of the Executive Committee. Regular minutes will be kept of Executive Committee proceedings and shall be reported at the next following meeting of the Board; such report shall become a part of the record to which such report is presented.

F	General Provisions

Section 1 - Signatory Power: The Directors, Officers and other persons authorized to represent the Corporation and its subsidiaries shall have single or joint signatory power, as determined to be appropriate by the Board.

Section 2 - Fiscal Year: The fiscal year of the Corporation shall be fixed by the Board of Directors.

G	Final Provisions

Section 1 - Entering into Force: These Organizational Regulations shall enter into force on the date of adoption by the Board.

Section 2 - Review and Amendment: These Organizational Regulations shall be reviewed and, if necessary, amended on a regular basis by a majority of the whole Board.